Exhibit 10.1

PROMISSORY NOTE

Date:	January 17, 2012

Borrower:	Liquidmetal Technologies, Inc., a Delaware corporation

Borrower’s Mailing Address:	30452 Esperanza
Rancho Santa Margarita, CA 92688

Lender:	Visser Precision Cast, LLC, a Colorado corporation

Place for Payment:	5603 N. Broadway
Denver, CO 80216

Principal Amount:	TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00)

Annual Interest Rate:	EIGHT (8%) PERCENT

Maturity Date:	On demand after February 1, 2012

Annual Interest Rate on Matured, Unpaid Amounts:	Fifteen percent (15%)

Terms of Payment (principal and interest):  From January 17, 2012 through January 31, 2012, interest shall not accrue.  After February 1, 2012 interest shall accrue at the Annual Interest Rate.  After February 1, 2012, Lender may give notice to Borrower of Lender’s demand for full payment of all outstanding principal and interest.  Three (3) days after such notice has been received by Borrower all remaining principal balance and accrued interest shall become fully due and payable.  Interest will be calculated on the unpaid principal to the date of full payment.

This note is payable at the Place for Payment and according to the Terms of Payment.  After maturity, Borrower promises to pay any unpaid principal balance plus interest at the Annual Interest Rate on Matured, Unpaid Amounts.

If Borrower defaults in the payment of this note, then Lender shall provide a written notice of default and provide Borrower with a five (5) day cure period.  If Borrower fails to cure the default within this cure period, then Lender may declare the unpaid principal balance, earned interest, and any other amounts owed on the note immediately due. Borrower and each surety, endorser, and guarantor waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

Borrower also promises to pay reasonable attorney’s fees and court and other costs if this note is placed in the hands of an attorney to collect or enforce the note. These expenses will bear interest from the date of advance at the Annual Interest Rate. Borrower will pay Lender these expenses and interest on demand at the Place for Payment. These expenses and interest will become part of the debt evidenced by the note.

Interest on the debt evidenced by this note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this note and all other instruments concerning the debt.

This Note may be prepaid in whole or in part at any time without penalty.  Any prepayments are to be applied first to the accrued interest then to the principal and interest shall immediately cease on the prepaid principal.

If any payments on the Note are not made when due, Lender may, at Lender’s option, impose a late fee on any payment which is more than five (5) days past due in an amount not to exceed five (5%) percent of the past due amount, but in any event not to exceed the maximum amount allowed by law.  A late charge may be imposed only once on each past due payment.

Lender may assign or negotiate this Note provided Lender given written notice to Borrower of such negotiation or assignment at least ten (10) days prior to the date that the next payment subsequent to the assignment or negotiation is due.

Any notice required or permitted under this Note must be in writing.  Notice may be given by regular mail, personal delivery, courier delivery, facsimile transmission, or other commercially reasonable means and will be effective when actually received.  Any address for notice may be changed by written notice delivered as provided herein.

Copies of any notices to Lender must be sent to:

Visser Precision Cast, LLC
c/o Gregory A. Ruegsegger
5671 N. Broadway
Denver, CO  80216
Facsimile:(303) 566-8099

Copies of any notices to Borrower must be sent to:

Liquidmetal Technologies, Inc.
c/o Tony Chung
30452 Esperanza
Rancho Santa Margarita, CA  92688
Facsimile: (949) 635-2188

When the context requires, singular nouns and pronouns include the plural.

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Colorado.  The Parties hereby consent to jurisdiction and venue in the state courts in Adams County Colorado or the Federal District Court in and for the State of Colorado.  The Parties irrevocably submit to the exclusive jurisdiction of those courts and agree that final judgment in any action or proceeding brought in such courts will be conclusive and may be enforced in any other jurisdiction upon final and conclusive judgment, a certified copy of which will be conclusive evidence of the judgment or in any other manner provided by law.  Each Party irrevocably waives to the fullest extent permitted by applicable law (i) any objection it may have as to the laying of venue in any court referred to above; (ii) any claim that any such action or proceeding has been brought in an inconvenient forum; and (iii) any immunity that it or its assets may have from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process.

This written agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties concerning this Note.

LIQUIDMETAL TECHNOLOGIES, INC.
a Delaware corporation

By:	/s/ Tony Chung

Its:	Chief Financial Officer